EXHIBIT 99.1

WORLD AIRWAYS ANNOUNCES NEW
$19 MILLION CARGO CONTRACT WITH EVA AIRWAYS

      Peachtree City, GA – February 18, 2004 – World Airways, Inc. (NASDAQ: WLDA) today announced a new one-year agreement with EVA Airways that begins on March 6, 2004. Under the contract, World Airways will operate an MD-11 freighter aircraft over selected routes from EVA Airways’ established and extensive worldwide route network. The contract value is approximately $19 million for the initial term of the agreement.

      With this contract, World Airways becomes the first non-Asian operator to provide wet lease aircraft of any kind to EVA Airways.

      Hollis Harris, chairman and chief executive officer, stated, “ EVA Airways is one of the pre-eminent carriers in Asia, and it’s an honor to become their first non-Asian wet lease carrier. We have been cultivating EVA Airways as a potential customer for many years, and we’re quite pleased that the company has confidence in us and launched this new arrangement.”

      He added, “This is also an excellent start to the year, as we seek to achieve our goal of adding several new, large customers and an expanded cargo operation.”

      Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

      [“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

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